Exhibit 4(b)(4)


    ADDITION TERM TO THE PURCHASE AND SALE OF ELECTRIC POWER CONTRACT BETWEEN ENERPEIXE S.A. AND ENERSUL - EMPRESA ENERGETICA MATO GROSSO DO SUL S.A.



For the present contract, the parties, on one side.



ENERPEIXES.A., independent producer of electric power in virtue of concession granted by, the National Agency of Electric Power-ANEEL, in the terms of the Decree of October 15, 2001, published in the Official Gazette of the Union of October 16, 2001 and of the Generation Concession Contract n.(0)130/2001, dated November 7, 2001,with headquarters in the City of Sao Paulo. Sao Paulo State. In Av. Paulista, Sao Paulo, n.(0)2.439, 13(0). Floor - part, registered with the CNPJ/MF under n.(0)04.426.411/0001-02, in this acted represented in the form of its Social Statute (from now on designated "Enerpeixe");


And on the other side.

ENERSUL-Energy Company Mato Grosso do Sul S.A., public energy services dealership, constituted under the joint stock company form, with headquarters in Campo Grande City, Mato Grosso do Sul State, in Av. Gury Marques s/n.(0), registered with the CNPJ/MF under n.(0)15.413.826/0001-50, in this act registered in the form of its Social Statute (from now on designated "Enersul");

Enerpeixe and Enersul (together, the "Parties" or, individually, the "Parts") decide to amend the purchase and Sale of Electric Power Contract, agreed between the Parties, on December 23, 2002 (the "Purchase and Sale Contract"), in the following terms:


                                  FIRST CLAUSE

The Parties, duly authorized in the form established in their constituent, mutual and reciprocal acts declare and assure, on the execution date of this Addition Term to the Purchase and Sale of Electric Power Contract (the "Addition"), that:

no other associate decision, besides those introduced in this action, is necessary for the validity and effectiveness of the Addition, as their legal representatives in the execution of the same have sufficient powers to enforce them in a valid and effective way; and

the agreement of the Addition and the assumption and the execution of the current obligations, don't cause, directly or indirectly, the noncompliance, total or partial, of (i) any contracts, of any nature, prior to the Addition execution date, of which any one of the Parties is part or to the which they are linked, any title, any corporal, incorporeal, tangible, intangible goods, furniture or property of its ownership; (ii) any legal or regulatory norm to which the parties are subject: and (iii) any order, decision, even preliminary, judicial or administrative to which the Parties are subject.


                                  SECOND CLAUSE

The 5th Clause of the Purchase and Sale Contract comes into force with the following composition:

"5th Clause - The Price will be R$ 79,77/MWh (seventy-nine real and seventy-seven cents per megawatt-hour), date base April of 2002. All and any costs, responsibilities, imposed, contributions, taxes and tariffs owed in the

Applicable Legislation terms for the supply of Contracted Electric Power in the Delivery Point are included in the Price, in the Paragraphs below."



                                  THIRD CLAUSE

The other terms of the Purchase and Sale Contract are expressly ratified and unaltered by the Addition. The defined terms and expressions used in this Addition and undefined here have the meaning that is given to them by the Purchase and Sale Contract.

         Signatures sheet for the Addition Term to the Purchase and Sale of Electric Power Contract agreed on February 19, 2003, between ENERPEIXE S.A. and ENERSUL - EMPRESA ENERGETICA MATO GROSSO DO SUL S.A.




And, being fair and contracted, the present contract in 2 (two) copies of equal wording and form, for the same purpose and effects of law, assuming an obligation, by successors or assignees to any title, in the presence of two witness signed below.


                          Sao Paulo, February 19, 2003.





                                            ENERPEIXE S.A
By :  Antonio Manuel Garcia                     By: Carmem Campos Pereira
Position: President Diretor                     Position: Finance Diretor





               ENERSUL - EMPRESA ENERGETICA MATO GROSSO DO SUL S.A
By : Armando Fernandes Bernardo                 By: Sergio Pereira Pires
Position: President Director                    Position: Economic -Finance
                                                          Director



WITNESSES:


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